Collaboration Agreement

Dr. Foods Co., Ltd., (hereafter, “Partner A”) and Next Meats Co., Ltd., (hereafter, “Partner B”) agree on a basis of mutual trust to the following collaboration concerning the process of development (hereafter, “Development Process”) of new artificial meat products (hereafter, “New Products”).

(Objectives)
Article 1: The purpose of this agreement is to enable Partner A and Partner B to cooperate in advancing the Development Process of new artificial meat products by collaborating and contributing towards development of new products and technologies. Partner A and Partner B will discuss and confirm in writing the respective allotment of tasks as it relates to the development process(es) of any and all New Products/technologies.

(Scope of Tasks)

Article 2: The scope of the tasks in which Partner A and Partner B will cooperate under this agreement will be research and development and distribution. Partner A will primarily, although not exclusively, contribute to Research and Development, and Partner B will primarily, although not exclusively, contribute to distribution of New Products/technologies. Costs pursuant to the collaborative efforts of the partners, will be the respective responsibility of the party responsible for fulfilling such tasks. Partner A and Partner B mutually affirm that this agreement will not regulate development or other activities that either party is able to accomplish independently.

(Provision of Data and Materials)

Article 3: Upon the execution of this agreement, Partner A and Partner B will promptly provide each other with existing materials and information required for the research and development covered by the Collaboration Agreement.

(Reporting of Progress)

Article 4: During the term of this agreement, Partner A and Partner B will hold ongoing and regular reporting conferences, submit reports reciprocally as to progress on the Development Process, and will discuss progress on any other relevant processes.

(Confidentiality)
Article 5: Neither Partner A nor Partner B will disclose confidential information to any third party without prior consent in writing by the counterpart from which this information has been obtained. This article will apply to information and materials disclosed by the counterpart and confidential information pertaining to the counterpart’s business or technology obtained in relation to the formation or execution of this agreement. This article will not apply to information to which the following items apply:

(1) Information already known by the partner prior to disclosure by the counterpart;
(2) Information already publicly known prior to disclosure by the counterpart;
(3) Information that has been made public for reasons not attributable to the partner prior to disclosure by the counterpart.
(Possession of Results)
Article 6: The term “results”, as it pertains to the Development Process, will cover all technical results including discoveries, concepts, designs, and know-how directly related to the objective of the Development Process. In principle, the results of the Development Process will be shared between Partner A and Partner B. However, results obtained independently by a partner without the use of any information, materials, advice, or other support provided by the counterpart will belong to the partner performing the development.

(Possession of Industrial Property Rights)

Article 7: Discoveries, concepts, and designs developed by employees of Partner A or Partner B during the Development Process will be referred to as “Discoveries”. Industrial property rights covering such Discoveries (such as patent rights, utility model rights, and design rights; including rights to receive registrations for discoveries, concepts, and designs; this stipulation will apply hereafter) will belong to the party, or parties, responsible in whole, or in part, to the Discovery.

When a Discovery is completed by employees of both Partner A and Partner B in collaboration, Partner A and Partner B will jointly apply for and maintain industrial property rights to the Discovery. Partner A and Partner B will give notice in advance to their counterpart when applying for industrial property rights. Expenses incurred in application for, and maintenance of, industrial property rights will be borne by Partner A and Partner B according to the ownership ratio in said rights.

(Maintenance of Industrial Property Rights and Infringement by Third Parties)
Article 8: If a third party challenges, seeks judgment, or initiates litigation concerning the acquisition or maintenance of industrial property rights described in Paragraph 3 of the previous article, Partner A and Partner B will cooperate fully. If a third party infringes on the industrial property rights described in the previous article, Partner A and Partner B will cooperate to respond to such infringement. Costs incurred in any response will be shared by Partner A and Partner B in proportion to the ownership ratio in said rights.

(Discovery of Improvements)
Article 9: If the employees of either Partner A or Partner B perform improvements to the New Product within three years following the completion of the term of this agreement, the partner in question will promptly notify their counterpart and will determine the disposition of said improvements through discussion with the counterpart.

(Publication of Results)
Article 10: Partner A and Partner B must obtain prior written consent when making results of the Development Process available to other parties.

(Profit Sharing)

Article 11: Profit sharing will be determined on a case-by-case basis, and will depend upon the respective contributions of each Partner to any and all collaborative development process(es). At present, Partner A is in development regarding an alternative meat product known as “Dr. Foie Gras”, which is a Foie Gras created from a mix of cashew nuts, coconut oil, yeast or miso extract and other proprietary ingredients. In the case of “Dr. Foie Gras”, revenue will be credited 100% to Partner A.

(Termination of Agreement)

Article 12: Partner A or Partner B may terminate this agreement, and any separate agreements based on this agreement, without prior notice in whole, or in part, if any of the following items are applicable to their counterpart:
(1) If the partner has breached any clause in this agreement or its separate agreements;
(2) If the partner fails to cooperate in the Development Process without reasonable justification;
(3) If the partner acts improperly or unreasonably in the execution of this agreement;
(4) If the partner acts to suspend banking transactions;
(5) If a third party causes the compulsory execution of a claim;
(6) If a petition is made for bankruptcy, civil rehabilitation, corporate reorganization, or equivalent process.

Partner A and Partner B accept the obligation to compensate any damages incurred by their counterpart due to the termination of this agreement.

(Involvement in Certain Legal Proceedings)

Article 13: The officers and directors of Partner A and Partner B have not been involved in any of the following events during the past ten years:

1.       bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.       any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.       being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or

4.       being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

5.       Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.       Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.       Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.       Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

(Exclusion of Organized Crime)
Article 14: Partner A and Partner B affirm that neither they, their representatives, nor their intermediaries currently are, or employ, criminal organizations, members of criminal organizations, persons who have ceased to be members of criminal organizations in the last five years, associate members of criminal organizations, businesses or organizations affiliated with criminal organizations, shareholder meeting extortionists, social movements acting as fronts for organized crime, political organizations acting as fronts for organized crime, or criminal organizations specializing in intellectual property crimes (hereafter, “Organized Crime”). Partner A and Partner B affirm that none of the following items is currently applicable to them, nor will it be applicable in the future.
(1) The existence of any relationships deemed to support the operation of Organized Crime;
(2) The existence of any relationships deemed to be substantially involved in the operation of Organized Crime;
(3) The existence of any relationships deemed to improperly utilize Organized Crime to seek unfair advantage for oneself, one’s company or a third party; or to seek to incur losses upon a third party;
(4) The existence of any relationships deemed to be involved in Organized Crime, such as by contributing funds or furnishing accommodations;
(5) The employment of company officers or others substantially involved in operations who have relationships to Organized Crime or that are otherwise objectionable to society.

If Partner A or Partner B finds their counterpart, their counterpart’s representative(s), or their counterpart’s intermediary(intermediaries) to be in violation of the preceding article or finds any of the preceding items to be applicable, said partner may terminate this agreement without notice. If this agreement is terminated in accordance with the preceding paragraph, the partner subject to termination will not claim any compensation for damages resulting from termination.

(Forces Beyond Control)
Article 15: Neither partner will be deemed in breach of this agreement, nor will they be held liable, in the event that its execution of the duties specified within are delayed or made impossible by forces beyond control as specified below:
(1) Natural disasters;
(2) Societal disorder such as war, civil war, riots, revolutions, or national division;
(3) Revision of laws or regulations by government institutions;
(4) Other circumstances corresponding with the items above.

If a situation corresponding to any of the items above occurs, the affected partner will promptly inform their counterpart that a force beyond its control has arisen and must give notice as to the period of time it is expected to continue. If the force beyond control continues for 100 days or longer, Partner A or Partner B may terminate this agreement by notifying their counterpart in writing.

(Term of Agreement)
Article 16: The term of this agreement will be approximately two years starting on October 11th, 2021, and concluding on September 30th, 2023. If neither partner makes a separate declaration of intent up to three months prior to the conclusion of this agreement, it will be extended under the same provisions for a period of one year. This provision will remain in effect thereafter.
Article 4, Article 7, and Article 8 will remain in effect following the conclusion of this agreement.

(Security of Personal Information)
Article 17: Partner A and Partner B will securely manage personal information belonging to their counterpart and must not disclose such information to outside parties.

(Prohibition of Transference)
Article 18: Neither Partner A nor Partner B may transfer, lend, or convey as collateral, to any third party the rights or duties, in whole or in part, based on this agreement or their position under this agreement.

(Conferences)
Article 19: Matters not specified in this agreement or questions arising from this agreement will be settled separately via discussion between Partner A and Partner B.

(Court of Jurisdiction)
Article 20: In the event that a dispute arises concerning this agreement, the Tokyo District Court will have jurisdiction.

In testament to the above agreement, two copies will be created, and Partner A and Partner B will sign, seal, and retain one copy each.

October 11th, 2021

Partner A: Shimizu Building 2F, 34-16 1-chome, Shinjuku, Tokyo

Dr. Foods Co., Ltd. Signature: /s/ Koichi Ishizuka
Representative Director: Koichi Ishizuka

Partner B: Shimizu Building 2F, 34-16 1-chome, Shinjuku, Tokyo
Next Meats Co., Ltd. Signature: /s/ Hideyuki Sasaki

Representative Director: Hideyuki Sasaki